As filed with the Securities and Exchange Commission on February 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POWERBRIDGE TECHNOLOGIES CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	7371	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Advanced Business Park, 9th Fl, Bldg C2,

29 Lanwan Lane, Hightech District,

Zhuhai, Guangdong 519080, China

(Address of principal executive offices, including zip code)

Powerbridge Technologies Co., Ltd. 2018 Amended Share Option Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

+302-738-6680

(Name, address and telephone number of agent for service)

Copies to:

Yu Wang
King & Wood Mallesons
13/F Gloucester Tower, The Landmark, 15 Queen’s Road Central
Central, Hong Kong

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Reference is made to the previously registered Forms S-8 filed with the Securities and Exchange Commission by Powerbridge Technologies Co., Ltd. (“we,” “us,” “our” or the “Company”) dated February 23, 2021 (File No. 333-253408), March 11, 2022 (File No. 333-263483) and July 11, 2022 (File No. 333-266092) (collectively, the “Prior Registration Statements”). Unless the context otherwise requires, terms used in the Prior Registration Statement shall have the same meaning as those defined in this registration statement (this “Registration Statement”).

The Company has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register an additional 62,273,499 Ordinary Shares of the Company reserved for issuance under the Amended 2018 Plan, which are in addition to the 19,970,545 Ordinary Shares registered on the Prior Registration Statement. Under the Amended 2018 Plan, the number of ordinary shares of the Company issuable upon the exercise of all outstanding options granted under the Amended 2018 Plan shall not at any time exceed 20% of the total number of outstanding ordinary shares at the time of issuance. As of the date hereof, there are 411,220,222 ordinary shares of the Company currently issued and outstanding. Accordingly, the number of ordinary shares of the Company issuable upon the exercise of all outstanding options granted under the Amended 2018 Plan is 82,244,044 ordinary shares.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I of Form S-8 (Registration Information and Employee Plan Annual Information, and Plan Information) will be sent or given to recipients of the grants under the Amended 2018 Plan. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

*The following documents are available without charge, upon written or oral request, by contacting Mr. Stewart Lor, the Chief Executive Officer of the Company, at the address and telephone number listed below: 1) any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus); and 2) other documents required to be delivered to eligible employees, pursuant to Rule 428(b):

Advanced Business Park, 9th Fl, Bldg C2,

29 Lanwan Lane, Hightech District,

Zhuhai, Guangdong 519080, China

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Powerbridge Technologies Co., Ltd. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission’s Web site is “http://www.sec.gov”. The following documents are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Reports on Form 20-F for the fiscal year ended December 31, 2021 filed with the Commission on May 12, 2022 and amendment to the Company’s Annual Reports on Form 20-F/A for the fiscal year ended December 31, 2021 filed with the Commission on November 30, 2022;

(b) The Company’s Current Reports on Form 6-K furnished to the Commission on June 28, 2022, July 29, 2022, August 1, 2022, August 26, 2022, September 2, 2022, September 9, 2022, September 13, 2022, October 14, 2022, November 4, 2022, November 4, 2022, November 30, 2022, December 9, 2022, December 9, 2022, December 23, 2022, December 30, 2022 and January 18, 2023 respectively; and

(c) The description of the Company’s share capital contained in the registration statement on Form F-1 (File No. 333-229128) initially filed with the Commission on September 26, 2018, which was later amended and declared effective on March 28, 2019.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K furnished by the Company to the Commission, in each case, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from fraud or dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Specimen Share Certificate

5.1*	Opinion of Conyers Dill & Pearman LLP (regarding validity of ordinary shares being registered).

10.1*	The Amended 2018 Share Option Plan of Powerbridge Technologies Co., Ltd.

23.1*	Consent of Conyers Dill & Pearman LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of Onestop Assurance PAC

24.1*	Power of Attorney (included in the signature page hereto).

107*	Calculation of Filing Fee

*	filed herewith

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in exhibit 107 of the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on February 1, 2023.

Powerbridge Technologies Co., Ltd.

Date: February 1, 2023	By:	/s/ Stewart Lor
Stewart Lor
Chief Executive Officer, President, and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Ban Lor and Stewart Lor, their true and lawful attorney-in-facts and agent, with full power of substitution and resubstitution, for them and in their names, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stewart Lor	Chief Executive Officer, President, and Chairman of the Board	February 1, 2023
Stewart Lor

/s/ Yuxia Xu	Executive Director	February 1, 2023
Yuxia Xu

/s/ Jian Sun	Independent Director	February 1, 2023
Jian Sun

/s/ Wei Jiang	Independent Director	February 1, 2023
Wei Jiang

/s/ Haoqing Su	Independent Director	February 1, 2023
Haoqing Su

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Powerbridge Technologies Co., Ltd., has signed this Registration Statement or amendment thereto in on February 1, 2023.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates